Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Announces Completion of its Previously Announced Senior Debt Refinancing and Receipt of Required Consents for its Previously Announced Tender Offer and Consent Solicitation for its 10 3/8% Senior Notes due 2018

•	Refinancing reduces cash interest expense by approximately $5.1 million per year

•	Maturities on junior most debt capital lengthened to 2021

•	Amendment to first lien term loan to result in increased financial and operational flexibility

LOS ANGELES, March 25, 2014 (GLOBE NEWSWIRE) -- RadNet, Inc. (Nasdaq: RDNT) (the “Company”), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 250 owned and/or operated outpatient imaging centers, today announced that the Company has completed its previously announced proposed amendment of its existing senior secured first lien credit facility and has entered into a new senior secured second lien term loan facility.

The Company has amended its existing Credit and Guaranty Agreement (as amended, the “First Lien Credit Agreement”), by and among the Company, its wholly-owned subsidiary, RadNet Management, Inc., a California corporation (“RadNet Management”), as the borrower, certain subsidiaries and affiliates of RadNet Management, the lenders party thereto from time to time, and Barclays Bank PLC (“Barclays”), as administrative agent and collateral agent, to provide for, among other things, the borrowing by RadNet Management of $30.0 million of new first lien term loans.

In addition, the Company has entered into a Second Lien Credit and Guaranty Agreement (the “Second Lien Credit Agreement”), by and among the Company, RadNet Management, as the borrower, certain subsidiaries and affiliates of RadNet Management, the lenders party thereto from time to time, and Barclays, as administrative agent and as collateral agent, pursuant to which RadNet Management has borrowed $180.0 million of new second lien term loans.

RadNet Management has the option of paying interest on the new term loans under the Second Lien Credit Agreement at either (a) the adjusted LIBOR rate plus 7.0% or (b) the base rate plus 6.0%. The interest rates payable on the new term loans under the First Lien Credit Agreement are the same as the rates currently payable under the First Lien Credit Agreement, which are (a) the adjusted LIBOR rate plus 3.25% or (b) the base rate plus 2.25%. The adjusted LIBOR rate has a minimum floor of 1.0% on both the first lien term loans and the second lien term loans. In addition, RadNet Management has paid certain customary fees in connection with obtaining this financing.

The obligations of RadNet Management under the First Lien Credit Agreement and the Second Lien Credit Agreement are guaranteed by the Company, all of RadNet Management’s current and future wholly-owned domestic subsidiaries and certain of its affiliates. The obligations are secured by substantially all of the assets of RadNet Management, the Company and such subsidiaries and affiliates and by a pledge of the equity capital of RadNet Management and such subsidiaries.

After giving effect to this new senior debt financing, RadNet Management has approximately $415.3 million of senior secured first lien term loans outstanding under the First Lien Credit Agreement and $180.0 million of senior secured second lien term loans outstanding under the Second Lien Credit Agreement. In addition, the Company has access to a $101.3 million first lien revolving loan facility, which as of December 31, 2013 was undrawn.

1

Proceeds from the new first lien term loans and second lien term loans will be used in part to finance the payment of total consideration payable to holders of RadNet Management’s $200.0 million in aggregate principal amount of 10 3/8% Senior Notes due 2018 (the “Notes”) in connection with its previously announced offer to purchase any and all of its Notes through a tender offer (the “Tender Offer”) and the related solicitation of consents to amend the indenture governing the Notes (the “Consent Solicitation”), and any related fees and expenses, in connection with the Tender Offer and Consent Solicitation. In addition, proceeds will also be used to pay fees and expenses related to the transaction and for general corporate purposes.

Dr. Howard Berger, President and Chief Executive Officer of RadNet, Inc. noted, “We are very pleased to announce the completion of our refinancing transaction. We have successfully replaced our senior unsecured notes with a second lien term loan and additional borrowings under our existing credit facility, resulting in lower cash interest obligations of approximately $5.1 million per year. Additionally, the refinancing provides us with more operating flexibility and lengthens the maturity of our most junior debt capital.”

“With our first lien term loan due in 2018 and our new second lien term loan due in 2021, we face no near-term maturities. This allows our management time and attention to be dedicated to operating our business and driving strategic initiatives,” added Dr. Berger.

On March 20, 2014 RadNet Management received the required consents to amend the indenture governing its Notes in connection with the Tender Offer and the Consent Solicitation. The terms and conditions of the Tender Offer and Consent Solicitation are described in the Company's Offer to Purchase and Consent Solicitation Statement, dated March 7, 2014 (the “Offer to Purchase”).

The deadline for the Consent Solicitation expired at 5:00 p.m., New York City time, on March 20, 2014 (the “Consent Payment Deadline”). At the Consent Payment Deadline, $193,464,000 aggregate principal amount of the Notes, representing 96.73% of the outstanding Notes, had been validly tendered and not withdrawn. As a result of the percentage of outstanding Notes tendered by the Consent Payment Deadline, the required consents were received with respect to the Consent Solicitation and the Company, RadNet Management, the subsidiaries of RadNet Management that are guarantors, and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) entered into a supplemental indenture on March 21, 2014 which eliminated or modified certain restrictive covenants (not including the covenant to pay interest and premium, if any, on and principal of, the Notes when due), and eliminated or modified certain events of default and certain other provisions contained in the indenture governing the Notes (the “Supplemental Indenture”). The Supplemental Indenture was entered into on March 21, 2014 and became operative on March 25, 2014 once the Notes tendered prior to the Consent Payment Deadline were accepted for payment and paid for by RadNet Management.

The total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn at or prior to the Consent Payment Deadline and accepted for purchase was $1,056.88 (the “Total Consideration”), which amount included a consent payment (the “Consent Payment”) of $30.00 per $1,000 principal amount of Notes. Holders who did not validly tender their Notes on or prior to the Consent Payment Deadline and who tender their Notes on or prior to 11:59 p.m., New York City time, on April 3, 2014, unless extended or earlier terminated (the “Expiration Date”), will be eligible to receive an amount in cash equal to $1,026.88 per $1,000 principal amount of Notes tendered which is the Total Consideration less the $30.00 Consent Payment. Settlement for all Notes validly tendered after the Consent Payment Deadline, but on or prior to the Expiration Date, is expected to occur on April 4, 2014. In addition, all Notes accepted for payment will be entitled to receive accrued and unpaid interest in respect of such Notes from the last interest payment date prior to the applicable settlement date to, but not including, the applicable settlement date.

RadNet Management issued an irrevocable redemption notice today in order to call for redemption all Notes not tendered prior to the Expiration Date. This redemption will occur on April 24, 2014, at which time there will no longer be any Notes outstanding.

Questions regarding the tender offer and consent solicitation should be directed to Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect). Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 578-5378 (toll-free) or (212) 269-5550 (banks and brokers).

2

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. The tender offer and consent solicitation is made only by means of the Offer to Purchase and the related letter of transmittal. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 250 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,300 employees. For more information, visit http://www.radnet.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the new senior secured credit facilities proposal. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in RadNet, Inc.'s filings with the Securities and Exchange Commission (the "SEC"). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, RadNet, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If RadNet, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to RadNet, Inc.'s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Contact:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

3